Exhibit 99.1

DURECT Signs POSIDUR™ Manufacturing Agreement with Hospira

CUPERTINO, CA, January 29, 2007/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that we have entered into a long term manufacturing and supply agreement with Hospira Worldwide, Inc. (“Hospira”) (NYSE: HSP) for POSIDUR™, DURECT’s post-surgical pain management investigational drug which is currently in Phase II clinical trials. Under the agreement, Hospira’s One 2 One® contract manufacturing services will provide DURECT’s clinical and commercial supplies of POSIDUR on a worldwide basis. The two parties have begun manufacturing development activities in accordance with the agreement.

“Hospira’s capabilities, expertise and capacity in manufacturing parenteral products makes them an ideal partner for us, and the establishment of this agreement, following on the heels of our recent development and commercialization collaboration with Nycomed, now one of the 25 largest pharmaceutical companies in the world as a result of its Altana acquisition, is a second key milestone in our POSIDUR development program,” said James Brown, Chief Executive Officer of DURECT.

“We look forward to supporting DURECT’s manufacturing needs to help them bring POSIDUR to market around the world,” said Anthony Cacich, Vice President and General Manager, Contract Manufacturing Services, Hospira. “Our collaboration with DURECT exemplifies how Hospira One 2 One partners with its clients from development to commercialization to deliver quality parenteral products and leading-edge technologies to market.”

POSIDUR (SABER™-Bupivacaine) is a long-acting local anesthetic under development by DURECT for the treatment of post-surgical pain. It is intended to be injected during surgery, where it continuously releases therapeutic levels of bupivacaine in a controlled fashion, providing up to 72 hours of uninterrupted local analgesia. POSIDUR’s performance is due to DURECT’s proprietary SABER delivery system, which is an injectable, biodegradable drug delivery technology that allows for less post-injection burst than is typical of polymer-based systems. On November 29, 2006, DURECT and Nycomed signed a $202 million agreement to develop and commercialize POSIDUR in Europe and other select countries. POSIDUR is currently in Phase II clinical development. DURECT and Nycomed anticipate moving the program into Phase III in 2007.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

About Hospira

Hospira is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered north of Chicago in Lake Forest, Ill., Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Forward-Looking Statement

The statements in this press release regarding POSIDUR, obtaining clinical and commercial supplies of POSIDUR, and DURECT’s development plans and future clinical trials for POSIDUR are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s and Nycomed’s abilities to design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of POSIDUR, obtain regulatory and manufacturing approvals from regulatory agencies and manufacture and commercialize POSIDUR, as well as marketplace acceptance of POSIDUR. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

NOTE: POSIDUR™ and SABER™ are trademarks of DURECT Corporation. POSIDUR is under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com